EXHIBIT 10.29

Term Sheet Based On Promotion

December 12, 2001

Mr. Darrel Slack
2745 Summit Drive
Burlingame, CA 94010

Dear Darrel:

I am pleased to offer you the promotion to Chief Financial Officer, effective January 1, 2002. You will continue to report to me. The terms of this promotion are outlined below.

    Base Salary: $180,000
    Stock Options: 55,000 shares
    If Centillium Communications, Inc. is acquired, merged, or a significant change of control occurs which impacts your job responsibilities, in one of the following ways, you and the Company agree that your stock options would be accelerated by one full year.
      Job elimination or if you are asked to leave the organization;
      Job responsibilities were significantly reduced, changed or altered;
      Forced to move to an unacceptable location.

Your acceptance of these terms regarding your promotion represents the sole agreement between you and Centillium Communications, no prior promises, representations or understandings relative to any terms or conditions of your employment are to be considered as part of this agreement unless expressed in writing in this letter or your original offer letter signed May 9, 2000.

Please indicate your acceptance by signing below.

Sincerely,

Faraj Aalaei

Chief Executive Officer

The forgoing terms and conditions are hereby accepted:

Signed:__________________________

Date:_________________________